As filed with the Securities and Exchange Commission on March 29, 2023

No. 333-47986

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TELKONET, INC.

(Exact name of registrant as specified in its charter)

UTAH (State or other jurisdiction of incorporation or organization)	87-0627421 (I.R.S. Employer Identification No.)

20800 Swenson Drive, Suite 175

Waukesha, WI 53186

(414) 302-2299

(Address, including zip code, and telephone number, including area code, of registrants principal executive offices)

Piercarlo Gramaglia

Chief Executive Officer

20800 Swenson Drive, Suite 175

Waukesha, WI 53186

(414) 302-2299

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Allan Grauberd

Moses & Singer LLP

The Chrysler Building

405 Lexington Avenue

New York, NY 10174

(212) 554-7883

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of large accelerated filer, accelerated filer, smaller reporting company, and emerging growth company in Rule12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/ DEREGISTRATION

This Registration Statement no. 333-47986 and Registration Statements no. 333-86412 and no. 333-161909 were all filed pursuant to the same stock incentive plan, as amended (the “Plan”). This Registration Statement no. 333-47986 initially registered 3,000,000 shares under the Plan. Registration Statement no. 333-86412 registered an additional 4,000,000 shares under the Plan. Registration Statement no. 333-161909 registered an additional 11,000,000 shares under the Plan for a total of 18,000,000 shares. This Post-Effective Amendment no. 1 to Registration Statement no. 333-47986, a Post-Effective Amendment no. 1 to Registration Statement no. 333-86412 to be filed on the same date hereof, and a Post-Effective Amendment no.1 to Registration Statement no. 333-161909 to be filed on the same date hereof will all specify the same amounts of total shares registered under the Plan, shares sold under the Plan and shares remaining unsold under the Plan. Because awards which expire or terminate unexercised under the Plan are then available for issuance, it is impossible to distinguish among the three registration statements as to shares utilized or remaining unsold, so the below figures are the aggregate of the entire Plan, as amended.

On March 29, 2023, Telkonet, Inc. decided to voluntarily deregister from the reporting requirements under the Securities Exchange Act of 1934, as amended, with the Securities Exchange Commission. In connection with Telkonet, Inc.’s voluntary decision to deregister from these reporting requirements, Telkonet, Inc. has determined to terminate any and all offerings pursuant to this Registration Statement. Accordingly, the filing of this Post-Effective Amendment is made pursuant to an undertaking made by Telkonet, Inc. in Part II of this Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering. The total number of shares of common stock, $0.001 par value per share, of Telkonet, Inc. which have sold under the Plan since the Registration Statement became effective is 15,246,222 and 2,753,778 shares remain unsold. The Registration Statement is hereby amended to remove from registration the remaining 2,753,778 shares. Accordingly, this Registration Statement is terminated.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waukesha, state of Wisconsin, on the 29th day of March, 2023.

TELKONET, INC.

By:	/s/ Piercarlo Gramaglia
Name:	Piercarlo Gramaglia
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.